Exhibit 23.3


                          Independent Auditor's Report


         The Board of Directors and Stockholders
         BREED Technologies, Inc.:

         We have audited the consolidated statements of earnings, stockholders' equity, and cash flows of BREED Technologies, Inc. and subsidiaries for the year ended June 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of BREED Technologies, Inc. and subsidiaries for the year ended June 30, 1995, in conformity with generally accepted accounting principles.

         As discussed in note 1 of the notes to the consolidated financial statements, BREED Technologies, Inc. adopted provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as of July 1, 1993.


         /s/ KPMG Peat Marwick, LLP
         KPMG Peat Marwick LLP
         Tampa, Florida
         July 21,1995